ENCORE MEDICAL ANNOUNCES FINANCIAL RESULTS FOR SECOND QUARTER OF 2005

COMPANY ACHIEVES RECORD REVENUE AND INCOME FROM OPERATIONS

Austin, TX – August 1, 2005 – Encore Medical Corporation (NASDAQ: ENMC) today announced its financial results for its second quarter ended July 2, 2005. Encore’s comparative financial results benefited from the impact of its October 2004 acquisition of Empi, Inc. (“Empi”). Second quarter highlights include:

•	Record revenue of $78.0 million, up 166.3% over the second quarter of 2004.

•	Gross margin of 59.9%, compared to 51.4% in the second quarter of 2004.

•	Income from operations of $11.1 million, or 14.2% of revenue, increased significantly over income from operations of $2.7 million, or 9.4% of revenue, in the second quarter of 2004.

•	Earnings per share of $0.05, compared to $0.04 in the second quarter of 2004.

Encore achieved revenue of $78.0 million in the second quarter of 2005, representing an increase of 166.3% over revenue of $29.3 million in the second quarter of 2004. Surgical Implant Division revenue of $13.7 million in the second quarter of 2005 increased 33.0% over revenue of $10.3 million in the same period last year, driven principally by sales growth in its knee and hip product lines along with sales of Advanced SpineTM and other total joint products from Encore’s February 2005 acquisition of Osteoimplant Technologies, Inc. (“OTI”). Orthopedic Rehabilitation Division revenue of $64.3 million increased significantly over revenue of $19.0 million in the same period last year, principally driven by revenue associated with the Empi acquisition and increased sales in Encore’s clinical and home electrotherapy product lines. For the six months ended July 2, 2005, total revenue of $153.4 million represented a 154.2% increase over total revenue of $60.3 million for the comparable period in 2004. Surgical Implant Division revenue of $25.9 million for the first six months of 2005 increased 23.3% over revenue of $21.0 million in the comparable period in 2004. Orthopedic Rehabilitation Division revenue of $127.4 million increased 224.3% over revenue of $39.3 million in the comparable period in 2004.

Kenneth W. Davidson, Encore’s Chairman and Chief Executive Officer, commented, “In the second quarter, our core knee, hip and electrotherapy product lines continued to achieve solid growth both domestically and internationally. For the remainder of 2005, we expect continued growth in our core product lines and increased customer interest in our shoulder product line as we continue surgeon training in connection with our recently awarded 510(k) for our new Reverse® Shoulder Prosthesis which provides surgeons with an effective alternative to conventional shoulder prosthesis for patients with a rotator-cuff-deficient shoulder and arthritis of the shoulder. In addition, we remain focused on further upgrading and broadening our product offerings in minimally invasive knee and hip instruments, electrotherapy, chiropractic tables and traction devices.”

Encore achieved gross margin of 59.9% in the second quarter of 2005 compared to 51.4% in the second quarter of 2004. Surgical Implant Division gross margin of 77.4% in the second quarter of 2005 improved over gross margin of 71.6% in the second quarter of 2004. Orthopedic Rehabilitation Division gross margin increased to 56.2% in the second quarter of 2005 from 40.5% in the same period last year, driven by continued growth in Encore’s higher margin electrotherapy product lines and the impact of revenue from sales of Empi product lines, which began in the fourth quarter of 2004. For the six months ended July 2, 2005, Encore achieved a gross margin of 59.3% compared to a gross margin of 51.4% in the comparable period in 2004.

In the second quarter of 2005, Encore achieved income from operations of $11.1 million, or 14.2% of revenue, representing a significant improvement over income from operations of $2.7 million, or 9.4% of revenue, in the second quarter of 2004, primarily due to revenue growth and gross margin improvement in both its Surgical Implant and Orthopedic Rehabilitation Divisions. For the six months ended July 2, 2005, Encore achieved income from operations of $20.8 million, or 13.6% of revenue, compared to income from operations of $5.3 million, or 8.8% of revenue, in the comparable period in 2004.

Encore recorded interest expense of $7.3 million in the second quarter of 2005 compared to interest expense of $176,000 in the second quarter of 2004. Factors impacting the second quarter 2005 interest expense comparison to the same period last year included $550,000 of amortization of deferred financing fees associated with the Empi acquisition and borrowings of $328.6 million related to the financing of both the Empi acquisition in October 2004 and the acquisition of OTI in February 2005. For the six months ended July 2, 2005, interest expense was $14.3 million compared to $365,000 in the comparable period.

Encore’s net income of $2.4 million, or $0.05 of diluted earnings per share in the second quarter of 2005 compared to net income of $1.7 million, or $0.04 of diluted earnings per share in the second quarter of 2004. For the six months ended July 2, 2005, Encore achieved net income of $4.0 million, or $0.08 per share, compared to net income of $3.2 million, or $0.07 per share, in the same period in 2004.

Mr. Davidson added, “We continue our efforts to develop new products to broaden both our Surgical Implant Division and Orthopedic Rehabilitation Division product lines, position our pain management products as an attractive alternative to the systemic solutions provided by drugs, and identify ways to improve the efficiency of our operations.”

Encore’s management will host a conference call at 10:00 a.m. Eastern Time, Monday, August 1, 2005, to discuss its second quarter results. Interested parties may participate by linking to the webcast at: www.encoremed.com. Please login at least 15 minutes before the call to register, download and install any necessary audio software.

Encore Medical Corporation is a diversified orthopedic device company that develops, manufactures and distributes a comprehensive range of high quality orthopedic devices, including surgical implants, sports medicine equipment and products for orthopedic rehabilitation, pain management and physical therapy. Based in Austin, Texas, Encore’s products are used by orthopedic surgeons, physicians, therapists, athletic trainers and other healthcare professionals to treat patients with musculoskeletal conditions resulting from degenerative diseases, deformities, traumatic events and sports-related injuries. Encore’s non-invasive medical devices and related accessories are primarily used by patients for at-home physical therapy. Encore’s Surgical Implant Division offers a comprehensive suite of reconstructive joint products and spinal implants. Through its Orthopedic Rehabilitation Division, Encore is a leading manufacturer and distributor of orthopedic rehabilitation equipment in the United States. For more information, visit www.encoremed.com.

Contact:	William W. Burke, Executive Vice President – Chief Financial Officer
(512) 832-9500
Bill_Burke@encoremed.com
Media:	Davis Henley, Vice President – Business Development

(512) 832-9500

Davis_Henley@encoremed.com

Except for the historical information contained herein, the matters discussed are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties, such as quarterly fluctuations in operating results, the timely availability of new products, the impacts of competitive products and pricing, the ability to grow the distribution networks for the Company’s products, the ability to continue to obtain long-term financing, and the ability to locate and integrate future acquisitions and other risks and uncertainties set forth in the Company’s filings with the Securities and Exchange Commission. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein.

Encore Medical Corporation
Financial Highlights
For the Quarter and Six Months Ended July 2, 2005
	(in thousands, except per share data)

	(Unaudited)
Quarter Ended									Six Months Ended

		7/2/05			7/3/04			7/2/05			7/3/04

	$		%	$		%	$		%	$		%
Net sales		$78,007	100.0%		$29,296	100.0%		$153,363	100.0%		$60,340	100.0%
Cost of sales		31,287	40.1%		14,237	48.6%		62,441	40.7%		29,326	48.6%

Gross margin		46,720	59.9%		15,059	51.4%		90,922	59.3%		31,014	51.4%
Operating expenses:
Selling, general and administrative		33,214	42.6%		10,575	36.1%		65,221	42.5%		22,313	37.0%
Research and development		2,426	3.1%		1,735	5.9%		4,919	3.2%		3,404	5.6%

Income from operations		11,080	14.2%		2,749	9.4%		20,782	13.6%		5,297	8.8%
Other income (expense):
Interest income		86	0.1%		114	0.4%		170	0.1%		246	0.3%
Interest expense		(7,345)	(9.4%)		(176)	(0.6%)		(14,342)	(9.4%)		(365)	(0.6%)
Other income (expense), net		127	0.2%		(33)	(0.1%)		37	0.0%		(26)	0.0%

Income before income taxes and
minority interest		3,948	5.1%		2,654	9.1%		6,647	4.3%		5,152	8.5%
Provision for income taxes		1,491	2.0%		996	3.4%		2,571	1.7%		1,940	3.2%
Minority interest		17	0.0%		—	0.0%		43	0.0%		—	0.0%

Net income		$2,440	3.1%		$1,658	5.7%		$4,033	2.6%		$3,212	5.3%

Basic earnings per share		$0.05			$0.04			$0.08			$0.07

Diluted earnings per share		$0.05			$0.04			$0.08			$0.07

Basic weighted average number of shares outstanding
		51,744			42,875			51,722			42,847

Diluted weighted average number of shares outstanding
		52,289			44,261			52,348			44,313